Filed Pursuant to Rule 424(b)(3)

File No. 333-171600

Prospectus Supplement

(To Prospectus dated January 28, 2011)

3,900,000 Shares

Boston Private Financial Holdings, Inc.

COMMON STOCK

BP Holdco, L.P., an affiliate of The Carlyle Group, is offering 3,900,000 shares of our common stock. The selling stockholder will receive all net proceeds from the sale of the shares of our common stock in this offering.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “BPFH.” On May 29, 2013, the last sale of our common stock as reported on The NASDAQ Global Select Market was $10.22 per share.

Investing in our common stock involves risks. For a discussion of certain risks that you should consider in connection with an investment in the common stock, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated herein by reference, as well as the additional risk factors contained in this prospectus supplement beginning on page S-9.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase shares of our common stock from the selling stockholder at a price of $9.85 per share, which will result in approximately $38.4 million of proceeds to the selling stockholder. The underwriters propose to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices on NASDAQ prevailing at the time of sale, at prices related to such prevailing market prices or otherwise. See “Underwriting.”

The selling stockholder has granted the underwriters a 30-day option to purchase an additional 585,000 shares of common stock.

The underwriters expect to deliver shares of the common stock to purchasers on or about June 4, 2013.

Book-Running Manager

Citigroup

Co-Manager

Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is May 29, 2013.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which contains specific information about the selling stockholder and describes the specific terms of this offering. The second part is the base prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying base prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying base prospectus. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying base prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not, and the selling stockholder and underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

The selling stockholder is offering to sell the shares of common stock only in places where sales are permitted. We are not, and the selling stockholder and underwriters are not, making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference herein or in the accompanying base prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying base prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholder or any underwriter, to subscribe for and purchase any of the shares of common stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, in any related prospectus and in information incorporated by reference into this prospectus supplement and any related prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond our control.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned “Risk Factors”; adverse conditions in the capital and debt markets and the impact of such conditions on our private banking, investment management and wealth advisory activities; changes in interest rates; competitive pressures from other financial institutions; the effects of continued weakness in general economic conditions on a national basis or in the local markets in which we operate, including changes that adversely affect borrowers’ ability to service and repay our loans; changes in the value of securities in our investment portfolio; changes in loan default and charge-off rates; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; changes in government regulation; the risk that goodwill and intangibles recorded in our financial statements will become impaired; the risk that our deferred tax assets may not be realized; risks related to the identification and implementation of acquisitions; and changes in assumptions used in making such forward-looking statements; as well as the other risks and uncertainties detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information about the offering that is contained elsewhere or incorporated by reference in this prospectus supplement and is not intended to be complete. It does not contain all the information that may be important to you or that you should consider before deciding to invest in the common stock, and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying base prospectus and in the documents incorporated herein and therein by reference. You should pay special attention to the “Risk Factors” section of this prospectus supplement and contained in our Annual Report on Form 10-K for the year ended December 31, 2012 to determine whether an investment in the common stock is appropriate for you.

As used in this prospectus, the terms “Boston Private,” the “Company,” “we,” “our,” and “us” refer to Boston Private Financial Holdings, Inc. and our consolidated subsidiaries, unless the context indicates otherwise; the “Bank” refers to Boston Private Bank & Trust Company; the “Investment Managers” refers to Dalton, Greiner, Hartman, Maher & Co., LLC and Anchor Capital Advisors LLC; and the “Wealth Advisors” refers to KLS Professional Advisors Group, LLC and Bingham, Osborn & Scarborough, LLC. This prospectus includes our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

Boston Private Financial Holdings, Inc.

Overview

We were incorporated on September 2, 1987, under the laws of The Commonwealth of Massachusetts. On July 1, 1988, we registered with the Board of Governors of the Federal Reserve System, or the “Federal Reserve,” as a bank holding company under the Bank Holding Company Act of 1956, as amended, and became the parent holding company of Boston Private Bank & Trust Company, a trust company chartered by The Commonwealth of Massachusetts and insured by the Federal Deposit Insurance Corporation, or the “FDIC.”

We are a wealth management company that offers a full range of wealth management services to high net worth individuals, families, businesses, and select institutions through our three functional segments: Private Banking, Investment Management, and Wealth Advisory.

Our approach to the wealth management market is to create a financial umbrella that helps to preserve, grow, and transfer assets over the financial lifetime of a client through three financial disciplines: Private Banking, Investment Management and Wealth Advisory. Each reportable segment reflects the services provided by us to a distinct segment of the wealth management market as described below.

Private Banking

The Private Banking segment has one affiliate, Boston Private Bank & Trust Company, a trust company chartered by The Commonwealth of Massachusetts and insured by the FDIC. Following the completion of the previously disclosed sale of its three offices in the Pacific Northwest market in May 2013, the Private Banking segment operates primarily in three geographic markets: New England, San Francisco Bay, and Southern California.

The Bank currently conducts business under the name of Boston Private Bank & Trust Company in all of its markets. The Bank pursues private banking and community-oriented business strategies in its three geographic markets. The Bank is principally engaged in providing personal banking, commercial banking, and a variety of other fiduciary services including investment management, advisory, and administrative services to high net worth individuals, their families, small and medium-sized businesses and professionals. In addition, the Bank offers its clients a broad range of deposit and lending products.

Investment Management

The Investment Management segment has two consolidated affiliates: Dalton, Greiner, Hartman, Maher & Co., LLC and Anchor Capital Advisors LLC, both of which are registered investment advisers. The Investment Managers serve the needs of pension funds, endowments, trusts, foundations and select institutions, mutual funds and high net worth individuals and their families throughout the United States and abroad. The Investment Managers specialize in value-driven equity portfolios with products across the capitalization spectrum. The specific mix of products, services and clientele varies between affiliates. The Investment Managers are located in New England and New York, with one affiliate administrative office in South Florida.

Wealth Advisory

The Wealth Advisory segment has two consolidated affiliates: KLS Professional Advisors Group, LLC and Bingham, Osborn & Scarborough, LLC, both of which are wealth management firms and registered investment advisers. The Wealth Advisors provide comprehensive, planning-based financial strategies to high net worth individuals and their families, and non-profit institutions. The Wealth Advisors offer fee-only financial planning, tax planning and preparation, estate and insurance planning, retirement planning, charitable planning and intergenerational gifting and succession planning. The Wealth Advisors manage investments covering a wide range of asset classes for both taxable and tax-exempt portfolios. The Wealth Advisors are located in New York, Southern California, and Northern California.

The Offering

The following description contains basic information about our common stock and this offering. This description is not complete and does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of our common stock, you should read “Description of Common Stock” in the accompanying base prospectus. To the extent the following information is inconsistent with the information in the accompanying base prospectus, you should rely on the following information.

Common stock offered by the selling stockholder	3,900,000 shares of common stock, $1.00 par value per share.

Common stock outstanding after this offering	79,703,222

Option to purchase additional shares	The selling stockholder has granted the underwriters a 30-day option to purchase an additional 585,000 shares of common stock. (1)

Use of proceeds	The selling stockholder will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

NASDAQ Global Select Market symbol	“BPFH”

Risk factors	Investing in our common stock involves risks. See the sections titled “Risk Factors” on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of certain risks you should consider before investing in our common stock.

Underwriting (conflicts of interest)	BP Holdco, L.P., the selling stockholder in this offering, may be deemed an affiliate of Sandler O’Neill & Partners, L.P. within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Because Sandler O’Neill & Partners, L.P. is an underwriter in this offering, it is deemed to have a “conflict of interest” pursuant to FINRA Rule 5121. Accordingly, this offering is being made in compliance with FINRA Rule 5121. Since our common stock has a “bona fide public market,” the appointment of a qualified independent underwriter is not necessary. Sandler O’Neill & Partners, L.P. will not confirm sales to discretionary accounts without the prior written approval of the customer.

(1)	Unless otherwise specified, the presentation of information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY OF SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

The following is selected financial data for Boston Private for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 and the three months ended March 31, 2013 and 2012. The summary below should be read in conjunction with Boston Private’s consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus. The selected historical financial data for each of the three months ended March 31, 2013 and 2012 is derived from our unaudited interim consolidated financial statements and related notes included in the our Quarterly Report on Form 10-Q for the first quarter of 2013, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus. In the opinion of management, the interim financial information provided reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. All items presented below, for all years presented, have been adjusted for discontinued operations related to the divestiture of Davidson Trust Company (“DTC”) in 2012 and the five affiliates of Boston Private divested in 2009.

Selected Financial Data

	As of and for the Three Months Ended		As of and for the Year Ended December 31,
			2012	2011	2010	2009	2008(1)
	March 31, 2013	March 31, 2012
	(unaudited)
	(In thousands, except share data)
At Period End:
Total balance sheet assets	$6,196,421	$6,148,562	$6,465,005	$6,049,372	$6,153,901	$6,050,265	$7,283,848
Assets of discontinued operations	—	10,890	—	10,676	10,208	7,718	1,586,377
Loans held for sale	289,180	3,727	308,390	12,069	9,145	12,714	36,846
Total loans (excluding loans held for sale)	4,783,467	4,849,048	4,814,136	4,651,228	4,481,347	4,308,040	4,130,081
Allowance for loan losses	82,286	97,902	84,057	96,114	98,403	68,444	64,091
Cash and investments(2)	831,182	999,389	1,050,025	1,091,564	1,335,216	1,385,104	1,129,590
Goodwill and intangible assets	133,993	137,659	135,054	138,749	144,161	144,894	149,652
Deposits	4,517,351	4,602,451	4,885,059	4,530,411	4,486,726	4,255,219	3,748,912
Deposits held for sale	188,252	—	194,084	—	—	—	—
Borrowed funds	767,433	869,747	668,087	834,671	1,027,925	992,034	1,329,898
Total shareholders’ equity	617,078	561,541	603,102	566,125	518,878	651,154	648,676
Nonperforming assets	75,832	76,552	64,361	73,212	119,916	106,938	76,828
Net loans charged-off	(1,771)	(2,212)	(8,757)	(15,449)	(57,219)	(40,606)	(192,485)
Assets under management and advisory:
Private Banking	$4,167,000	$3,696,000	$3,941,000	$3,571,000	$3,592,000	$3,479,000	$3,253,000
Investment Management	9,314,000	8,047,000	8,444,000	7,594,000	8,140,000	7,048,000	6,381,000
Wealth Advisory	8,487,000	7,579,000	8,052,000	6,994,000	6,844,000	6,256,000	5,492,000
Inter-company relationships	(21,000)	(20,000)	(20,000)	(19,000)	(19,000)	(18,000)	(16,000)

Total assets under management and advisory	$21,947,000	$19,302,000	$20,417,000	$18,140,000	$18,557,000	$16,765,000	$15,110,000

For The Period Then Ended:
Net interest income	$44,276	$44,768	$183,276	$178,954	$180,760	$159,520	$150,208
Provision for loan losses	—	4,000	(3,300)	13,160	87,178	44,959	196,643

Net interest income/ (loss) after provision for loan losses	44,276	40,768	186,576	165,794	93,582	114,561	(46,435)
Fees and other income	30,596	27,454	114,362	118,441	105,628	121,275	124,135
Operating expense	56,564	55,492	225,939	225,799	230,828	215,618	208,261
Restructuring expense	—	135	5,911	8,055	—	—	—
Impairment of goodwill and intangibles	—	—	—	—	—	(1)	133,202

Income/ (loss) from continuing operations before income taxes	18,308	12,595	69,088	50,381	(31,618)	20,219	(263,763)
Income tax expense/ (benefit)	5,897	3,851	20,330	14,280	(19,491)	1,762	(70,678)

Net income/ (loss) from continuing operations	12,411	8,744	48,758	36,101	(12,127)	18,457	(193,085)

Net income/ (loss) from discontinued operations	1,722	1,554	7,635	6,184	3,743	(9,448)	(191,316)

Less: Net income attributable to noncontrolling interests	930	793	3,122	3,148	2,586	3,778	4,351

Net income/ (loss) attributable to the Company	$13,203	$9,505	$53,271	$39,137	$(10,970)	$5,231	$(388,752)

(Continued)

	As of and for the Three Months Ended		As of and for the Year Ended December 31,
			2012	2011	2010	2009	2008(1)
	March 31, 2013	March 31, 2012
	(unaudited)
	(In thousands, except share data)
Per Share Data:
Total diluted earnings/ (loss) per share	$0.15	$0.11	$0.61	$0.46	$(0.29)	$(0.52)	$(8.87)
Diluted earnings/ (loss) per share from continuing operations	$0.13	$0.09	$0.52	$0.39	$(0.34)	$(0.38)	$(4.85)
Weighted average basic common shares outstanding	76,818,610	75,632,980	76,019,991	75,169,611	71,321,162	66,696,977	47,528,418
Weighted average diluted common shares outstanding	77,825,430	76,432,851	76,973,516	75,481,028	71,321,162	66,696,977	47,528,418
Cash dividends per share	$0.05	$0.01	$0.04	$0.04	$0.04	$0.04	$0.22
Book value per share(3)	$7.07	$6.44	$6.92	$6.51	$6.04	$6.51	$7.36
Selected Operating Ratios:
Return/ (loss) on average assets	0.84%	0.62%	0.84%	0.64%	-0.18%	0.09%	-5.55%
Return/ (loss) on average equity	8.66%	6.74%	9.18%	7.27%	-1.91%	0.81%	-61.50%
Net interest margin(4)	3.13%	3.27%	3.22%	3.25%	3.30%	3.09%	3.14%
Total fees and other income/total revenue(5)	40.86%	38.01%	38.42%	39.83%	36.88%	43.19%	45.25%
Asset Quality Ratios:
Nonaccrual loans (excluding loans held for sale) to total loans (excluding loans held for sale)	1.53%	1.50%	1.26%	1.46%	2.35%	2.01%	0.89%
Nonperforming assets to total assets	1.22%	1.25%	1.00%	1.21%	1.95%	1.77%	1.05%
Allowance for loan losses to total loans (excluding loans held for sale)	1.72%	2.02%	1.75%	2.07%	2.20%	1.59%	1.55%
Allowance for loan losses to nonaccrual loans (excluding loans held for sale)	1.13	1.35	1.38	1.41	0.93	0.79	1.74
Allowance for loan losses to classified loans (excluding loans held for sale)(6)	0.55	0.55	0.56	0.58	0.48	0.49	1.01
Other Ratios:
Dividend payout ratio	33.33%	9.09%	6.56%	8.70%	nm	nm	nm
Total equity to total assets ratio	9.96%	9.13%	9.33%	9.36%	8.43%	10.76%	8.91%
Tangible common equity to tangible assets ratio (non-GAAP)(7)	8.21%	7.19%	7.67%	7.37%	6.33%	6.66%	5.07%

nm=	not meaningful
(1)	Earnings for 2008 were reduced by $115.3 million, or $2.43 per share, for the after-tax and noncontrolling interest impact of impairment charges at First Private Bank & Trust, Charter Private Bank, Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”) and the Company; and by $124.3 million, or $2.61 per share, for the after-tax provisions for loan losses. These charges were slightly offset by the gains recognized, net of tax, of $14.2 million, or $0.30 per share, from the repurchase of the Company’s 3% Contingent Convertible Senior Notes due 2027. To determine net-of-tax amounts, an assumed effective tax rate of approximately 37% is used, except for the non-deductible impairment at the Private Banking affiliates and portions of the impairment at DGHM.
(2)	Cash and investments includes the following line items from the consolidated balance sheets: cash and cash equivalents, investment securities, and stock in Federal Home Loan Banks.
(3)	Book value per share is calculated by reducing the Company’s total equity by the preferred stock balance, then dividing that value by the total common shares outstanding as of the end of that period.
(4)	Net interest margin represents net interest income on a fully-taxable equivalent basis as a percent of average interest-earning assets.
(5)	Total revenue is defined as net interest income plus fees and other income.
(6)	Classified loans are defined as loans whose credit quality is substandard, doubtful, or loss.

(7)	The Company calculates tangible assets by adjusting total assets to exclude goodwill and intangible assets. The Company calculates tangible common equity by adjusting total shareholders’ equity to exclude goodwill, intangible assets, and, in 2008 and 2009, the equity from the Troubled Asset Relief Program (“TARP”) funding of $154 million, and to include the difference between maximum redemption value and value per Accounting Research Bulletin 51, Consolidated Financial Statements (“ARB 51”) for redeemable non-controlling interests. The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio, to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. A reconciliation from the Company’s GAAP Total Shareholders’ Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	As of and for the Three Months Ended		As of and for the Year Ended December 31,
			2012	2011	2010	2009	2008(1)
	March 31, 2013	March 31, 2012
	(unaudited)
	(In thousands)
Total balance sheet assets	$6,196,421	$6,148,562	$6,465,005	$6,049,372	$6,153,901	$6,050,265	$7,283,848
LESS: Goodwill and intangible assets, net(a)	(133,993)	(144,456)	(135,054)	(145,600)	(151,212)	(150,117)	(178,543)

Tangible assets (non-GAAP)	$6,062,428	$6,004,106	$6,329,951	$5,903,772	$6,002,689	$5,900,148	$7,105,305

Total shareholders’ equity	$617,078	$561,541	$603,102	$566,125	$518,878	$651,154	$648,676
LESS: Goodwill and intangible assets, net(a)	(133,993)	(144,456)	(135,054)	(145,600)	(151,212)	(150,117)	(178,543)
TARP Funding	—	—	—	—	—	(154,000)	(154,000)
ADD: Difference between maximum redemption value of non-controlling interests and value under ARB 51	14,859	14,319	17,201	14,381	12,578	46,016	43,800

Total adjustments	(119,134)	(130,137)	(117,853)	(131,219)	(138,634)	(258,101)	(288,743)

Tangible Common Equity (non-GAAP)	$497,944	$431,404	$485,249	$434,906	$380,244	$393,053	$359,933

Total Equity/Total Assets	9.96%	9.13%	9.33%	9.36%	8.43%	10.76%	8.91%
Tangible Common Equity/Tangible Assets (non-GAAP)	8.21%	7.19%	7.67%	7.37%	6.33%	6.66%	5.07%

(a)	Includes goodwill and intangible assets of divested affiliates for years 2008-2011.

RISK FACTORS

Your investment in our common stock involves risks. This prospectus supplement does not describe all of those risks. Before purchasing any of the shares of common stock, you should carefully consider the following risk factors, as well as the risks, uncertainties and other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2012, before deciding whether an investment in our common stock is suitable for you. The risks and uncertainties described below and incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our common stock could decline substantially.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur.

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “BPFH.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on NASDAQ.

	High	Low
Year Ended December 31, 2011:
First Quarter	$7.55	$6.17
Second Quarter	7.48	5.86
Third Quarter	7.14	5.23
Fourth Quarter	8.40	5.58
Year Ending December 31, 2012:
First Quarter	$10.75	$7.77
Second Quarter	10.01	7.65
Third Quarter	10.20	8.51
Fourth Quarter	9.97	8.35
Year Ending December 31, 2013:
First Quarter	$10.05	$8.82
Second Quarter (through May 29, 2013)	10.45	9.16

The last reported sales price for our common stock on May 29, 2013 was $10.22 per share. There were 1,102 shareholders of record of our common stock as of May 29, 2013.

DIVIDEND POLICY

Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive dividends, if and when they are authorized and declared by our board of directors, out of assets that we may legally use to pay dividends. Our ability to pay dividends on our common stock generally depends primarily upon the ability of our subsidiaries, including the Bank, to pay dividends or otherwise transfer funds to us, and is subject to policies established by the Federal Reserve and Massachusetts banking law. We paid dividends on our common stock of $0.04 in both 2012 and 2011. On January 16, 2013, we announced an increase in the quarterly dividend from $0.01 per share to $0.05 per share.

SELLING STOCKHOLDER

The following table, which was prepared based on information supplied to us by the selling stockholder, sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder and the number of shares to be offered by the selling stockholder pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock by the selling stockholder as adjusted to reflect the assumed sale of 3,900,000 shares of common stock offered under this prospectus supplement (assuming no exercise of the underwriters’ option to purchase additional shares). The ownership percentage indicated in the following table is based on 79,703,222 shares of our common stock outstanding as of May 29, 2013.

We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the selling stockholder named in the table below has sole voting and investment power with respect to all shares of common stock it beneficially owns, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by the selling stockholder and its percentage ownership, we deemed outstanding shares of common stock subject to options, restricted stock or warrants held by that person that are currently exercisable or exercisable within 60 days of May 29, 2013.

	Shares Beneficially Owned Prior to this Offering		Primary Shares Being Offered	Option Shares Being Offered	Shares Beneficially Owned After this Offering (Assuming No Option Exercise)		Shares Beneficially Owned After this Offering (Assuming Option Exercise)
Name of Beneficial Owner	Number	Percentage			Number	Percentage	Number	Percentage
BP Holdco, L.P. c/o The Carlyle Group, 1001 Pennsylvania Avenue NW, Suite 220 S., Washington, DC, 20004(1)	7,756,022	9.7%	3,900,000	585,000	3,856,022	4.8%	3,271,022	4.1%

(1)	Based on a report filed with the SEC as of April 17, 2013, reflecting an April 17, 2013, position. BP Holdco, L.P. is the record holder of 7,756,022 shares of common stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of BP Holdco, L.P.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the selling stockholder have entered into an underwriting agreement with Citigroup Global Markets Inc. as the book-running manager and as representative of the several underwriters named below. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase the number of shares of common stock indicated in the table below.

Underwriters	Number of shares
Citigroup Global Markets Inc.	2,925,000
Sandler O’Neill & Partners, L.P.	975,000

Total	3,900,000

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken.

The underwriters have agreed to purchase the common stock at a price of $9.85 per share, which will result in net proceeds to the selling stockholder, after deducting estimated expenses related to this offering, of approximately $38.4 million. The underwriters propose to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices on NASDAQ prevailing at the time of sale, at prices related to such prevailing market prices or otherwise. In connection with the sale of the shares offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The underwriters may also receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The selling stockholder has granted the underwriters a 30-day option to purchase an additional 585,000 shares of common stock. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the full option is exercised, the net proceeds to the selling stockholder would be approximately $44.2 million.

The selling stockholder has agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of Citigroup Global Markets Inc. However, if (i) during the last 17 days of the initial 60-day lock-up period, the Company releases earnings results or announces material news or a material event or (ii) prior to the expiration of the initial 60-day lock-up period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial 60-day lock-up period, then in each case the initial 60-day lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Citigroup Global Markets Inc. waives, in writing, such extension.

In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. An underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares made by an underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the shares, and may stabilize, maintain or otherwise affect the market price of the shares. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. An underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise. We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a posteffective amendment.

We and the selling stockholder estimate that the total expenses of the offering, excluding underwriting discount and commissions, will be approximately $300,000.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

BP Holdco, L.P., the selling stockholder in this offering, may be deemed an affiliate of Sandler O’Neill & Partners, L.P. within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Because Sandler O’Neill & Partners, L.P. is an underwriter in this offering, it is deemed to have a “conflict of interest” pursuant to FINRA Rule 5121. Accordingly, this offering is being made in compliance with FINRA Rule 5121. Since our common stock has a “bona fide public market,” the appointment of a qualified independent underwriter is not necessary. Sandler O’Neill & Partners, L.P. will not confirm sales to discretionary accounts without the prior written approval of the customer.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement is only being distributed to and is only directed at (a) persons who are outside the United Kingdom, or (b) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (c) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

The shares may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the Company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the shares for resale in Australia within 12 months of that shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

VALIDITY OF THE SECURITIES

The validity of the shares of common stock offered hereby will be passed upon for us by Goodwin Procter LLP. The underwriters will be represented by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of Boston Private Financial Holdings, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Boston Private Financial Holdings, Inc.

Common Stock

Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock

Series B-1 Non-Cumulative Perpetual Convertible Preferred Stock

Warrants

This prospectus relates to resales of up to 20,135,178 shares of our common stock, par value $1.00 per share (the “Common Stock”), up to 401 shares of Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, $1.00 par value (the “Series B Preferred Stock”), up to 401 shares of Series B-1 Non-Cumulative Perpetual Convertible Preferred Stock, par value $1.00 per share (the “Series B-1 Preferred Stock”) issuable in exchange for Series B Preferred Stock, warrants to purchase our Common Stock issued to BP Holdco, L.P. (“BP Holdco”) and those warrants granted to John Morton by BP Holdco (the “BP Holdco Warrants”), and warrants to purchase our Common Stock to be issued in exchange for any BP Holdco Warrants (the “Transferee Warrants,” and together with the BP Holdco Warrants, the “Warrants”). As used in this prospectus, the term “Securities” shall mean the Common Stock (which includes shares owned by the selling securityholders, shares issuable upon the conversion of the Series B Preferred Stock or the Series B-1 Preferred Stock, and shares issuable upon the exercise of the BP Holdco Warrants or the Transferee Warrants), the Series B Preferred Stock, the Series B-1 Preferred Stock and the Warrants. The Securities may be resold from time to time by and for the accounts of certain selling securityholders named in this prospectus.

The methods of resale of the Securities offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such resales. However, we will receive proceeds if any selling securityholders exercise their Warrants and the exercise price is paid in cash.

Our Common Stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “BPFH.” The last reported sale price of the Common Stock on January 6, 2011 was $6.97 per share. The Series B Preferred Stock, the Series B-1 Preferred Stock and the Warrants are not listed on any exchange.

Holders of the Series B Preferred Stock have the right to convert the Series B Preferred Stock into 7,261,091 shares of our Common Stock, and holders of the Series B-1 Preferred Stock have the right to convert the Series B-1 Preferred Stock into 7,261,091 shares of our Common Stock. Shares of Series B Preferred Stock and Series B-1 Preferred Stock are non-voting except in certain circumstances.

There are 401 shares of Series B Preferred Stock and 401 shares of Series B-1 Preferred Stock authorized for issuance. As of the date of this prospectus, there are 401 shares of Series B Preferred Stock issued and outstanding and no shares of Series B-1 Preferred Stock outstanding. Each share of Series B-1 Preferred Stock to be offered pursuant this prospectus will be issued to BP Holdco immediately prior to the sale of such share by BP Holdco in exchange for the surrender and retirement of a share of Series B Preferred Stock owned by BP Holdco. The Series B-1 Preferred Stock is identical to the Series B Preferred Stock, except for the elimination of certain conversion and anti-dilution adjustment limitations. Therefore, prior to the sale of any shares of Series B-1 Preferred Stock pursuant to this prospectus, an equal number of shares of Series B Preferred Stock will be surrendered and retired. The aggregate number of shares of Series B Preferred Stock and Series B-1 Preferred Stock outstanding at any time shall not exceed 401 shares.

The BP Holdco Warrants held by BP Holdco entitle the holder thereof to acquire 5,383,891 shares of our Common Stock for an exercise price of $6.62 per share (subject to adjustment), and the BP Holdco Warrants held by Mr. John Morton entitle the holder thereof to acquire 59,174 shares of our Common Stock for an exercise price of $8.90 per share (subject to adjustment), which was the fair market value of our Common Stock on the date of the grant of warrants to Mr. Morton from BP Holdco. The Transferee Warrants to be offered by means of this prospectus will have been issued to the selling stockholder prior to the sale of such Transferee Warrants by the selling stockholder in exchange for the surrender and retirement of the BP Holdco Warrants owned by the selling stockholder, which are identical to the Transferee Warrants being offered by this prospectus, except that the Transferee Warrants eliminate certain exercise and antidilution adjustment limitations. Therefore, prior to the sale of any Transferee Warrants pursuant to this prospectus, an equal number of BP Holdco Warrants will be surrendered and retired. The aggregate number of BP Holdco Warrants and Transferee Warrants outstanding at any time shall not exceed 5,443,065 warrants.

We are registering the Securities for resale by the selling securityholders named in this prospectus or their pledges, donees, assigns, transferees or other successors in interest. The Securities are being registered to permit the selling securityholders to sell the Securities from time to time in the public market or otherwise, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell the Securities through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution” beginning on page 24.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

The Securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under which the selling securityholders named under the caption “Selling Securityholders” in this prospectus and as supplemented by any accompanying prospectus supplement may sell the Securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the Securities. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement and any relevant free writing prospectus we have filed or may file with the Securities and Exchange Commission, or the “SEC.” We have not authorized anyone to provide you with information that is different. The information in this prospectus, in any prospectus supplement may be accurate only as of the date of the document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, in any related prospectus and in information incorporated by reference into this prospectus and any related prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned “Risk Factors”; adverse conditions in the capital and debt markets and the impact of such conditions on our private banking, investment management and wealth advisory activities; changes in interest rates; competitive pressures from other financial institutions; the effects of continuing deterioration in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers’ ability to service and repay our loans; changes the value of the securities in our investment portfolio; changes in loan default and charge-off rates; the adequacy of loan loss reserves; reductions in deposit levels necessitating increased borrowing to fund loans and investments; the adoption of adverse government regulation; increasing government regulation, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the risk that goodwill and intangibles recorded in our financial statements will become impaired; risks related to the identification and implementation of acquisitions; and changes in assumptions used in making such forward-looking statements; as well as the other risks and uncertainties detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings submitted to the SEC. Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY

The following summary may not contain all of the information that may be important to you or that you should consider before deciding to purchase the Securities, and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors” in this prospectus, as well as the financial and other information incorporated by reference in this prospectus, before making an investment decision.

As used in this prospectus, the terms “Boston Private,” the “Company,” “we,” “our,” and “us” refer to Boston Private Financial Holdings, Inc. and our consolidated subsidiaries, unless the context indicates otherwise; the “Banks” refers to Boston Private Bank & Trust Company, Borel Private Bank & Trust Company, First Private Bank & Trust and Charter Private Bank, collectively; the “Investment Managers” refers to Dalton, Greiner, Hartman, Maher & Co., LLC and Anchor Capital Holdings, LLC, collectively; and the “Wealth Advisors” refers to KLS Professional Advisors Group, LLC, Bingham, Osborn & Scarborough, LLC, and Davidson Trust Company. This prospectus includes our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

Boston Private Financial Holdings, Inc.

Overview

We were incorporated on September 2, 1987, under the laws of The Commonwealth of Massachusetts. On July 1, 1988, we registered with the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” as a bank holding company under the Bank Holding Company Act of 1956, as amended, or the “BHC Act.” We are a wealth management company that offers a full range of wealth management services to high net worth individuals, families, businesses, and select institutions through our three functional segments: Private Banking, Investment Management and Wealth Advisory. We seek to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth expected over the next decade in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth between generations. Our clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach.

Our approach to the wealth management market is to create a financial umbrella that helps to preserve, grow, and transfer assets over the financial lifetime of a client through three financial disciplines that correspond to our functional segments: private banking, investment management and wealth advisory. We conduct substantially all of our business through our three functional segments. Each functional segment reflects the services provided by us to a distinct segment of the wealth management markets as described below.

Our consolidated financial statements include our accounts and those of our wholly-owned and majority-owned subsidiaries, which we also refer to as our “consolidated affiliate partners.” All of our bank affiliates are wholly-owned subsidiaries and, with the exception of KLS Professional Advisors Group, LLC, which became wholly-owned as of January 2010, and Coldstream Holdings, Inc., which is minority-owned and currently held-for-sale, our other investment management and wealth advisory affiliates are majority-owned. These majority-owned subsidiaries are consolidated in accordance with accounting principles generally accepted in the United States, or “GAAP.” The non-controlling interests are generally held by individuals who owned and ran the businesses prior to acquisition by us and who continue to be actively involved in those businesses.

Private Banking

The Private Banking segment has four consolidated affiliate partners—Boston Private Bank & Trust Company, chartered by The Commonwealth of Massachusetts; Borel Private Bank & Trust Company and First Private Bank & Trust, both California state chartered banks; and Charter Private Bank, a Washington state chartered bank. The Banks are insured by the FDIC. The Banks pursue private banking and community-oriented business strategies in their operating regions. The Banks are principally engaged in providing banking and a variety of other fiduciary services including investment management, advisory, and administrative services to high net worth individuals, their families, small and medium-sized businesses and professionals. In addition, the Banks offer their clients a broad range of deposit and lending products. The specific mix of products, services and clientele can vary from affiliate to affiliate.

Investment Management

The Investment Management segment has two consolidated affiliate partners—Dalton, Greiner, Hartman, Maher & Co., LLC, a registered investment adviser, and Anchor Capital Holdings, LLC, which is the parent company of Anchor Capital Advisors LLC and Anchor/ Russell Capital Advisors LLC, both of which are registered investment advisers. The Investment Managers serve the needs of pension funds, endowments, trusts, foundations and select institutions, mutual funds and high net worth individuals and their families throughout the United States and abroad. The Investment Managers specialize in value-driven equity portfolios with products across the capitalization spectrum. The specific mix of products, services and clientele varies among affiliates. The Investment Managers are located in New England and New York, with one affiliate administrative office in South Florida.

Wealth Advisory

The Wealth Advisory segment has three consolidated affiliate partners—KLS Professional Advisors Group, LLC, Bingham, Osborn & Scarborough, LLC, and Davidson Trust Company, or DTC, all of which are wealth management firms and, with the exception of DTC, registered investment advisers. We also hold a minority unconsolidated interest in Coldstream Holdings, Inc., the parent of Coldstream Capital Management, Inc, a registered investment adviser. On November 29, 2010, we signed an agreement with Coldstream Holdings, Inc. to sell our interest in Coldstream Holdings, Inc. back to Coldstream Holdings, Inc. We expect the transaction to close in the first quarter of 2011. The Wealth Advisors provide comprehensive, planning-based financial strategies to high net worth individuals and their families, and non-profit institutions. The firms offer fee-only financial planning, tax planning and preparation, estate and insurance planning, retirement planning, charitable planning and intergenerational giving planning. The Wealth Advisors manage investments covering a wide range of asset classes for both taxable and tax-exempt portfolios. The Wealth Advisors are located in New York, Northern California, and Pennsylvania.

Our core strategy is to offer financial services to the high net worth market, with a particular emphasis on the newly affluent, at each stage of the typical financial life cycle. In the early stages, these services typically involve forms of debt products, including residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, we offer asset management services and, in between, we offer financial planning services such as tax planning, estate planning, and asset allocation consulting. We believe that our affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their businesses with centralized support and oversight from our management team, we maintain the benefit of an affiliate’s local reputation while leveraging our expertise. Through this strategy, we believe our affiliates are better able to build high-touch, service-oriented relationships with our clients.

Our address is Ten Post Office Square, Boston, Massachusetts 02109 and our telephone number at that location is (617) 912-1900. You can find additional information regarding Boston Private in Boston Private’s filings with the SEC referenced in the section of this document titled “Where You Can Find More Information” beginning on page 27.

The Resales

Securities Offered by Selling Securityholders

Up to 20,135,178 shares of Common Stock, par value $1.00 per share.

Up to 401 shares of Series B Preferred Stock, par value $1.00 per share.

Up to 401 shares of Series B-1 Preferred Stock, par value $1.00 per share.

The BP Holdco Warrants to purchase up to 5,443,065 shares of Common Stock.

The Transferee Warrants to purchase up to 5,443,065 shares of Common Stock.

Listing

Our Common Stock is listed on NASDAQ under the symbol “BPFH.”

Our Series B Preferred Stock, Series B-1 Preferred Stock and the Warrants are not listed on any national securities exchange and, prior to resale by use of this prospectus, there has been no public market for the Series B Preferred Stock, the Series B-1 Preferred Stock or the Warrants.

Use of Proceeds	We will not receive any proceeds from the resale of the Securities by the selling securityholders. However, we will receive proceeds if any selling securityholder exercises their Warrants and the exercise price is paid in cash. Such proceeds, if any, will be used for general corporate purposes.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in the Securities, see “Risk Factors” beginning on page 5 of this prospectus.

RISK FACTORS

Investment in the Securities involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the SEC and is incorporated herein by reference, in addition to the other information contained in this prospectus, in any applicable prospectus supplement, or incorporated by reference herein, before purchasing any of the Securities. Any of these risks could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Securities by any selling securityholder. All of the proceeds from the sale of the Securities offered in this prospectus will be retained by the selling securityholders. However, assuming all of the Warrants are exercised by the selling securityholders, and further assuming that the exercise price of the Warrants is paid in cash, we would receive gross proceeds of approximately $36.2 million from those exercises. Any such proceeds will be used for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred dividends for the periods shown.

	Nine months ended September 30,	Year ended December 31,
	2010	2009	2008	2007	2006	2005
Ratios of earnings to fixed charges
Including interest on deposits	0.51	1.07	(0.53)	1.02	1.46	1.72
Excluding interest on deposits	0.33	1.11	(1.91)	1.07	2.33	2.82

For the purpose of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes and change in accounting principle, plus fixed charges. Fixed charges include all interest expense, the amortization of premiums, discounts and capitalized expenses related to indebtedness; the proportion deemed representative of the interest factor of rent expense; and preference security dividends. These ratios are presented both including and excluding interest on deposits. The aggregate deficiency during the year ended December 31, 2008, both including and excluding interest on deposits, was $265.3 million.

REGULATORY CONSIDERATIONS

As a bank holding company under the BHC Act, the Federal Reserve Board regulates, supervises and examines us. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to the section

“Business—III. Regulatory Considerations—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2009, and to any subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. Depository institutions, like the Banks, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. In addition, many of our affiliates are also subject to regulation under federal and state securities laws.

For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies, as well as specific information about us, please refer to the section “Regulatory Considerations” in our annual report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus, and “Financial Regulatory Reform Legislation” in our quarterly report on Form 10-Q for the quarter ended June 30, 2010. See “Where You Can Find More Information” below for information on how to obtain a copy of our annual report and any subsequent reports.

DIVIDEND POLICY

We presently plan to pay cash dividends on our Common Stock on a quarterly basis dependent upon the results of operations of the immediately preceding quarters. However, declaration of dividends by the Board of Directors will depend on a number of factors, including capital requirements, liquidity, regulatory limitations, our operating results and financial condition and general economic conditions. We paid dividends on our Common Stock of $0.04 and $0.22 in 2009 and 2008, respectively.

We are a legal entity separate and distinct from our banking and other subsidiaries. These subsidiaries are our principal assets, and as such, provide our main source of payment of dividends. As to the payment of dividends, as discussed below, each of the Banks is subject to the laws and regulations of its chartering jurisdiction and to the regulations of its primary federal regulator. If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The Federal Reserve Board and other federal banking agencies have also issued policy statements providing that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Under Massachusetts law, trust companies, such as Boston Private Bank & Trust Company, may pay dividends only out of “net profits” provided there is no impairment to the trust company’s capital stock and surplus account. Although Massachusetts law does not define what constitutes “net profits,” it is generally assumed that the term includes a bank’s retained earnings and does not include its additional paid-in capital account. Furthermore, trust companies may not pay dividends more often than on a quarterly basis. In addition, prior approval of the Massachusetts Commissioner of Banks is required if the total of all dividends paid by a trust company in any calendar year would exceed net profits for that year combined with retained net profits for the previous two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. Under California law, the Department of Financial Institutions has the authority to prohibit Borel Private Bank & Trust Company and First Private Bank & Trust from paying dividends depending on Borel Private Bank & Trust Company’s and First Private Bank & Trust’s financial condition, respectively, if such payment is deemed to constitute an unsafe or unsound practice. Under Washington State law, the prior approval of the Director of the Department of Financial Institutions is required to declare or pay any dividend that exceeds Charter Private Bank’s retained earnings. In addition, the Director has the authority to require any bank to suspend the payment of dividends until the bank complies with any requirements that the Director may have imposed on it. Currently, our Southern California banking subsidiary may not pay cash dividends without the prior written approval of the FDIC and the California Department of Financial Institutions, and our Pacific Northwest banking subsidiary may not pay cash dividends without the prior written approval of the FDIC and the Washington Department of Financial Institutions.

These restrictions on the Banks’ ability to pay dividends to us may restrict our ability to pay dividends to the holders of our Common Stock. The payment of dividends by us and the Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. There are no such comparable statutory restrictions on our Investment Managers’ or Wealth Advisors’ ability to pay dividends.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

General

The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company’s Restated Articles of Organization.

Rank

The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks on a parity with the Series B-1 Preferred Stock and with each other class or series of preferred stock established after the date of issuance of the Series B Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company and senior to the Common Stock and each other class or series of capital stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividends

Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, non-cumulative cash dividends in the amount determined as set forth below.

If the Board of Directors declares and pays a cash dividend in respect of any shares of our Common Stock, then the Board of Directors is required to declare and pay to the holders of the Series B Preferred Stock a cash dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible. Dividends on the Series B Preferred Stock are non-cumulative.

Liquidation Preference

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled to receive liquidating distributions in the amount of $100,000 per share of Series B Preferred Stock, plus an amount equal to any declared but unpaid dividends on the Series B Preferred Stock to and including the date of such liquidation before any distribution of assets is made to the holders of the Common Stock or any other junior securities. After payment of the full amount of such liquidating distributions, holders of the Series B Preferred Stock will be entitled to participate in any further distribution of the remaining assets of the Company as if each share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock equal to the liquidation preference divided by the then-applicable conversion price.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series B Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Conversion

Holders of shares of Series B Preferred Stock have the right to convert the Series B Preferred Stock at any time. The number of shares of Common Stock into which a share of Series B Preferred Stock will be convertible will be determined by dividing the liquidation preference by the conversion price, subject to customary anti-dilution adjustments. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of conversion. The initial conversion price of the Series B Preferred Stock is $5.52 per share.

The conversion right of holders of Series B Preferred Stock is limited to the extent that no conversion of Series B Preferred Stock is permitted if it would cause the holder and its affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the Change in Bank Control Act of 1978, as amended (the “CIBC Act”) and any rules or regulations promulgated thereunder, 10% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time.

Redemption

The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Series B Preferred Stock will have no right to require redemption.

Anti-Dilution Adjustments

The conversion price of the Series B Preferred Stock is also subject to customary anti-dilution adjustments, except that any adjustments to the conversion price shall be made to the extent (but only to the extent) that such adjustments would not cause or result in any holder and its affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, 25% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time. Any such adjustment (or portion thereof) shall be postponed and implemented on the first date on which such implementation would not contravene the condition described in the foregoing sentence.

Fundamental Change

In the event the Company enters into a transaction constituting a consolidation or merger of the Company or similar transaction, any sale or other transfer of all or substantially all of the assets of the Company, any reclassification of the Common Stock into securities including securities other than Common Stock or any statutory exchange of the outstanding shares of Common Stock for securities of another entity (each, a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible, at the option of the holders, into the kind of securities, cash and other property receivable in such Reorganization Event by a holder (other than a counterparty to the Reorganization Event or an affiliate of such other party) of the number of shares of Common Stock into which each share of Series B Preferred Stock would then be convertible.

Voting Rights

Except as set forth below, holders of the Series B Preferred Stock will not have any voting rights, including the right to elect any directors.

So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Series B Preferred Stock, voting as a single class with all other classes and series of parity securities having similar voting rights and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Massachusetts law:

•

any amendment, alteration or repeal of any provision of the Company’s Restated Articles of Organization or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely;

•

any amendment or alteration of the Company’s Restated Articles of Organization to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Company with another entity, except that holders will have no right to vote under this provision or under any provision of Massachusetts law if (x) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Notwithstanding the foregoing, any increase in the amount of the authorized or issued preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock (including the Series B Preferred Stock), or any securities convertible into preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding any provision of Massachusetts law, the holders will have no right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote will vote as a class in lieu of all such series of preferred stock.

DESCRIPTION OF THE SERIES B-1 PREFERRED STOCK

General

The following summary of the terms and provisions of the Series B-1 Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company’s Restated Articles of Organization. The Series B-1 Preferred Stock is identical to the Series B Preferred Stock, except for the elimination of certain conversion and anti-dilution adjustment limitations.

Rank

The Series B-1 Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks on a parity with the Series B Preferred Stock and with each other class or series of preferred stock established after the date of issuance of the Series B Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company and senior to the Common Stock and each other class or series of capital stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividends

Holders of Series B-1 Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, non-cumulative cash dividends in the amount determined as set forth below.

If the Board of Directors declares and pays a cash dividend in respect of any shares of our Common Stock, then the Board of Directors is required to declare and pay to the holders of the Series B-1 Preferred Stock a cash dividend in an amount per share of Series B-1 Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B-1 Preferred Stock is then convertible. Dividends on the Series B-1 Preferred Stock are non-cumulative.

Liquidation Preference

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B-1 Preferred Stock will be entitled to receive liquidating distributions in the amount of $100,000 per share of Series B-1 Preferred Stock, plus an amount equal to any declared but unpaid dividends on the Series B-1 Preferred Stock to and including the date of such liquidation before any distribution of assets is made to the holders of the Common Stock or any other junior securities. After payment of the full amount of such liquidating distributions, holders of the Series B-1 Preferred Stock will be entitled to participate in any further distribution of the remaining assets of the Company as if each share of Series B-1 Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock equal to the liquidation preference divided by the then-applicable conversion price.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B-1 Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series B-1 Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Conversion

Holders of shares of Series B-1 Preferred Stock have the right to convert the Series B-1 Preferred Stock at any time. The number of shares of Common Stock into which a share of Series B-1 Preferred Stock will be convertible will be determined by dividing the liquidation preference by the conversion price, subject to customary anti-dilution adjustments. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of conversion. The initial conversion price of the Series B-1 Preferred Stock is $5.52 per share.

Redemption

The Series B-1 Preferred Stock will not be redeemable either at the Company’s option or at the option of the holders thereof at any time.

Anti-Dilution Adjustments

The conversion price of the Series B-1 Preferred Stock is also subject to customary anti-dilution adjustments.

Fundamental Change

In the event the Company enters into a transaction constituting a Reorganization Event, each share of Series B-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible, at the option of the holders, into the kind of securities, cash and other property receivable in such Reorganization Event by a holder (other than a counterparty to the Reorganization Event or an affiliate of such other party) of the number of shares of Common Stock into which each share of Series B-1 Preferred Stock would then be convertible.

Voting Rights

Except as set forth below, holders of the Series B-1 Preferred Stock will not have any voting rights, including the right to elect any directors.

So long as any shares of Series B-1 Preferred Stock are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Series B-1 Preferred Stock, voting as a single class with all other classes and series of parity securities having similar voting rights and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Massachusetts law:

•

any amendment, alteration or repeal of any provision of the Company’s Restated Articles of Organization or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Series B-1 Preferred Stock so as to affect them adversely;

•

any amendment or alteration of the Company’s Restated Articles of Organization to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series B-1 Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

the consummation of a binding share exchange or reclassification involving the Series B-1 Preferred Stock or a merger or consolidation of the Company with another entity, except that holders will have no right to vote under this provision or under any provision of Massachusetts law if (x) the Series B-1 Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series B-1 Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B-1 Preferred Stock, taken as a whole.

Notwithstanding the foregoing, any increase in the amount of the authorized or issued preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock (including the Series B-1 Preferred Stock), or any securities convertible into preferred stock ranking equally with and/or junior to the Series B-1 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B-1 Preferred Stock and, notwithstanding any provision of Massachusetts law, the holders will have no right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B-1 Preferred Stock for this purpose), then only the series affected and entitled to vote will vote as a class in lieu of all such series of preferred stock.

DESCRIPTION OF THE BP HOLDCO WARRANTS

Pursuant to an Investment Agreement (the “Investment Agreement”) with BP Holdco, an affiliate of The Carlyle Group, dated as of July 22, 2008, we issued the BP Holdco Warrants. The following summary of certain provisions of the Investment Agreement and the BP Holdco Warrants does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement and the BP Holdco Warrants, including the definitions therein of certain terms.

General

The BP Holdco Warrants, when exercised, will entitle the holders thereof to receive an aggregate of 5,443,065 shares of our Common Stock at an exercise price exercise price of $6.62 per share, except that the BP Holdco Warrants held by Mr. Morton have an exercise price of $8.90, which was the fair market value of our Common Stock on the date of the grant to Mr. Morton from BP Holdco. The exercise price and the number of shares of Common Stock issuable on exercise of the BP Holdco Warrants are both subject to adjustment upon the occurrence of certain events. See “—Adjustments” below.

Exercise of BP Holdco Warrants

The BP Holdco Warrants may be exercised to purchase shares of our Common Stock at any time, in whole or in part, after issuance until the fifth anniversary of the issuance of such BP Holdco Warrants. The BP Holdco Warrants may be exercised by (i) tendering to the warrant agent payment of the exercise price in cash, by certified or cashier’s check or by wire transfer payable to the order of the Company or (ii) having the warrant agent withhold shares of Common Stock issuable upon exercise of such BP Holdco Warrants equal in value to the exercise price, based on the market price of the Common Stock on the trading day immediately prior to the date on which such BP Holdco Warrants are exercised and the notice of exercise is delivered to the warrant agent.

Exercise of the BP Holdco Warrants is limited to the extent that no exercise is permitted if such exercise would cause the holder and its affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, 10% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time. Upon certain transfers of the BP Holdco Warrants complying with the transfer restrictions in the Investment Agreement, the transferee will be entitled to receive warrants identical to the BP Holdco Warrants but not subject to transfer or ownership restrictions.

Fundamental Change

Upon the occurrence of a “Preliminary Fundamental Change,” which is defined as the execution of definitive documentation for a transaction or the recommendation that shareholders tender in response to a tender offer or exchange offer that could reasonably be expected to result in a Fundamental Change upon consummation, or a “Fundamental Change,” which is defined in the BP Holdco Warrants as certain events pertaining to a change of control or liquidation of the Company, the holder of BP Holdco Warrants may cause the Company to purchase the BP Holdco Warrants, in whole or in part, at the higher of (i) the fair market value of the BP Holdco Warrants and (ii) a valuation based on a computation of the option value of the BP Holdco Warrants using a Black-Scholes methodology. Payment by the Company to the holders of the BP Holdco Warrants of the purchase price will be due upon the occurrence of the Fundamental Change. At the election of the Company, all or any portion of the purchase price may be paid in cash or in Common Stock valued at the market price of a share of Common Stock as of (A) the last trading day prior to the date on which this payment occurs or (B) the first date of the announcement of a Preliminary Fundamental Change or a Fundamental Change (whichever is less), so long as the payment does not cause (i) the Company to fail to comply with applicable NASDAQ requirements or other regulatory requirements or (ii) the holder of the BP Holdco Warrants to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and the rules and regulations promulgated thereunder, 25% or more of any class of voting securities of the Company outstanding at such time (assuming full conversion of all securities owned by such holder of the BP Holdco Warrants and its affiliates that are convertible into or exercisable for voting securities and excluding for purposes of this calculation any reduction in the percentage of voting securities of the Company such holder and its affiliates so owns, controls or has the power to vote resulting from transfers by the holder and its affiliates of the securities purchased by BP Holdco pursuant to the Investment Agreement) or otherwise be in violation of the ownership limitations under the BHC Act or any other federal banking laws or regulations promulgated thereunder. To the extent that a payment in Common Stock would cause the Company to fail to comply with the NASDAQ Marketplace Rules or the other regulatory requirements, once the maximum number of shares of Common Stock that would not result in the contravention of such requirements has been delivered, the remainder of such purchase price may be paid in the form of cash or other equity securities having a fair market value equal to the value of the shares of Common Stock that would have been issued to the holders of the BP Holdco Warrants absent the limitations described above.

Adjustments

The number of shares of Common Stock issuable upon the exercise of the BP Holdco Warrants and the exercise price are subject to adjustment upon the occurrence of certain events, provided that any adjustment to the exercise price of the BP Holdco Warrants shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any warrantholder and its affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, voting securities (as defined under the BHC Act or any rules or regulations promulgated thereunder) which would represent 25% or more of any class of voting securities outstanding at such time. Any adjustment (or portion thereof) prohibited pursuant to the foregoing sentence shall be postponed and implemented on the first date on which such implementation would not result in the condition described in the foregoing sentence.

The number of shares of Common Stock issuable upon the exercise of the BP Holdco Warrants and the exercise price are subject to adjustment upon the occurrence of, among other things: (i) payment of dividends or other distributions on our Common Stock payable in shares of our Common Stock, (ii) subdivisions, combinations or reclassifications of our Common Stock, (iii) the distribution of shares of any stock other than our Common Stock, (iv) distribution of evidences of indebtedness of the Company or of any subsidiary, (v) the distribution of certain assets, (vi) the distribution of rights or warrants, (vii) certain repurchases of our Common Stock and (viii) a reclassification of Common Stock or a merger, consolidation, statutory share exchange or similar transaction that requires adoption by our stockholders.

No adjustment in the exercise price or the number of shares of Common Stock issuable upon the exercise of the BP Holdco Warrants will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

If the Company takes certain actions affecting the Common Stock, which in the opinion of the Board of Directors would materially and adversely affect the exercise rights of the warrantholder, the exercise price for the BP Holdco Warrants and/or the number of shares of Common Stock received upon exercise of the BP Holdco Warrants shall be adjusted for the warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as such Board of Directors after consultation with the warrantholder shall reasonably determine to be equitable in the circumstances.

Whenever the exercise price or the number of shares of Common Stock into which the BP Holdco Warrants are exercisable is adjusted, the Company shall file at the office of the warrant agent a statement showing in reasonable detail the facts requiring such adjustment and the exercise price that shall be in effect and the number of shares of Common Stock into which the BP Holdco Warrants shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first-class postage prepaid, to each warrantholder. In the event that the Company shall propose to take any action affecting an adjustment as described above, the Company shall give notice to the warrantholders, by first-class mail, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the exercise price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of the BP Holdco Warrants. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

DESCRIPTION OF THE TRANSFEREE WARRANTS

The following summary of certain provisions of the Investment Agreement and the Transferee Warrants does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement and the Transferee Warrants, including the definitions therein of certain terms. The Transferee Warrants are identical to the BP Holdco Warrants, except for the elimination of certain exercise and antidilution adjustment limitations.

General

The Transferee Warrants, when exercised, will entitle the holders to receive an aggregate of 5,443,065 shares of our Common Stock at an exercise price exercise price of $6.62 per share, except that the Transferee Warrants to be held by Mr. Morton will have an exercise price of $8.90, which was the fair market value of our Common Stock on the date of the grant of the BP Holdco Warrants to Mr. Morton from BP Holdco. The exercise price and the number of shares of Common Stock issuable on exercise of the Transferee Warrants are both subject to adjustment upon the occurrence of certain events. See “—Adjustments” below.

Exercise of Transferee Warrants

The Transferee Warrants may be exercised to purchase shares of our Common Stock at any time, in whole or in part, after issuance until the fifth anniversary of the issuance of such Transferee Warrants. The Transferee Warrants may be exercised by (i) tendering to the warrant agent payment of the exercise price in cash, by certified or cashier’s check or by wire transfer payable to the order of the Company or (ii) having the warrant agent withhold shares of Common Stock issuable upon exercise of such Transferee Warrants equal in value to the exercise price, based on the market price of the Common Stock on the trading day immediately prior to the date on which such Transferee Warrants are exercised and the notice of exercise is delivered to the warrant agent.

Fundamental Change

Upon the occurrence of a “Preliminary Fundamental Change,” which is defined as the execution of definitive documentation for a transaction or the recommendation that shareholders tender in response to a tender offer or exchange offer that could reasonably be expected to result in a Fundamental Change upon consummation, or a “Fundamental Change,” which is defined in the Transferee Warrants as certain events pertaining to a change of control or liquidation of the Company, the holder of Transferee Warrants may cause the Company to purchase the Transferee Warrants, in whole or in part, at the higher of (i) the fair market value of the Transferee Warrants and (ii) a valuation based on a computation of the option value of the Transferee Warrants using a Black-Scholes methodology. Payment by the Company to the holders of the Transferee Warrants of the purchase price will be due upon the occurrence of the Fundamental Change. At the election of the Company, all or any portion of the purchase price may be paid in cash or in Common Stock valued at the market price of a share of Common Stock as of (A) the last trading day prior to the date on which this payment occurs or (B) the first date of the announcement of a Preliminary Fundamental Change or a Fundamental Change (whichever is less), so long as the payment does not cause the Company to fail to comply with applicable NASDAQ requirements or other regulatory requirements. To the extent that a payment in Common Stock would cause the Company to fail to comply with the NASDAQ Marketplace Rules or the other regulatory requirements, once the maximum number of shares of Common Stock that would not result in the contravention of such requirements has been delivered, the remainder of such purchase price may be paid in the form of cash or other equity securities having a fair market value equal to the value of the shares of Common Stock that would have been issued to the holders of the Transferee Warrants absent the limitations described above.

Adjustments

The number of shares of Common Stock issuable upon the exercise of the Transferee Warrants and the exercise price are subject to adjustment upon the occurrence of, among other things: (i) payment of dividends or other distributions on our Common Stock payable in shares of our Common Stock, (ii) subdivisions, combinations or reclassifications of our Common Stock, (iii) the distribution of shares of any stock other than our Common Stock, (iv) distribution of evidences of indebtedness of the Company or of any subsidiary, (v) the distribution of certain assets, (vi) the distribution of rights or warrants, (vii) certain repurchases of our Common Stock and (viii) a reclassification of Common Stock or a merger, consolidation, statutory share exchange or similar transaction that requires adoption by our stockholders.

No adjustment in the exercise price or the number of shares of Common Stock issuable upon the exercise of the Transferee Warrants will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, or more.

If the Company takes certain actions affecting the Common Stock, which in the opinion of the Board of Directors would materially and adversely affect the exercise rights of the warrantholder, the exercise price for the Transferee Warrants and/or the number of shares of Common Stock received upon exercise of the Transferee Warrants shall be adjusted for the warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as such Board of Directors after consultation with the warrantholder shall reasonably determine to be equitable in the circumstances.

Whenever the exercise price or the number of shares of Common Stock into which the Transferee Warrants are exercisable is adjusted, the Company shall file at the office of the warrant agent a statement showing in reasonable detail the facts requiring such adjustment and the exercise price that shall be in effect and the number of shares of Common Stock into which the Transferee Warrants shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first-class postage prepaid, to each warrantholder. In the event that the Company shall propose to take any action affecting an adjustment as described above, the Company shall give notice to the warrantholders, by first-class mail, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the exercise price and the number, kind or class of shares or other securities or property that shall be deliverable upon exercise of the Transferee Warrants. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our Common Stock. It may not contain all the information that is important to you. Therefore, you should read our Restated Articles of Organization and by-laws that have been filed with the SEC.

Common Stock

General

Under our Restated Articles of Organization, the Company has authority, without further shareholder action, to provide for the issuance of up to 170,000,000 shares of Common Stock. The Company may amend its Restated Articles of Organization from time to time to increase the number of authorized shares of Common Stock. Any such amendment would require the approval of the holders of a majority of the Company’s stock entitled to vote. The Company’s Common Stock is listed on the NASDAQ under the symbol “BPFH.”

Rank

The Series B Preferred Stock and Series B-1 Preferred Stock are senior to the common stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividends

Subject to the preferential rights of any other class or series of stock, holders of shares of the Company’s Common Stock will be entitled to receive dividends, if and when they are authorized and declared by the Company’s Board of Directors, out of assets that the Company may legally use to pay dividends.

Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of Common Stock have the exclusive power to vote on all matters presented to the Company’s shareholders, including the election of directors. Holders of Common Stock are entitled to one vote per share. There is no cumulative voting in the election of the Company’s directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director.

Preemptive Rights

Holders of the Company’s Common Stock do not have preemptive rights under the Massachusetts Business Corporation Act, or the Company’s Restated Articles of Organization or by-laws.

Liquidation/Dissolution Rights

In the event the Company is liquidated, dissolved or the Company’s affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of the Company’s Common Stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that the Company may legally use to pay distributions after the Company pays or makes adequate provision for all of the Company’s debts and liabilities.

Transfer Agent

The transfer agent and registrar for the Common Stock is Computershare, Inc., in Canton, Massachusetts.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, exercise, conversion and/or disposition of the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants and the Transferee Warrants received in respect thereof as of the date hereof. Except where noted, this summary deals only with Common Stock, Series B Preferred Stock, Series B-1 Preferred Stock, the BP Holdco Warrants and the Transferee Warrants held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or the Transferee Warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or the Transferee Warrants that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•

a person holding the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or the Transferee Warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or the Transferee Warrants, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends

Distributions on the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income although possibly at reduced rates, as discussed below. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Common Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock exceeds our current and accumulated earnings and profits attributable to that share of Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock. This reduction in basis will increase any gain, or reduce any loss, realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series B Preferred Stock or the Series B-1 Preferred Stock that are attributable to periods in excess of 366 days.) Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2013, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series B Preferred Stock or the Series B-1 Preferred Stock that are attributable to periods in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition

A sale, exchange, or other disposition of the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock, as the case may be. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock, as applicable, exceeds one year. However, if a U.S. holder receives any “extraordinary dividends,” as defined in Section 1059 of the Code, with respect to the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock, such holder will be required to treat any loss on the sale, exchange or other disposition of such Common Stock, Series B Preferred Stock or Series B-1 Preferred Stock as long-term capital loss to the extent of the extraordinary dividends received by such holder that qualified for the reduced maximum tax rate of 15%. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2013, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Conversion of the Series B Preferred Stock or Series B-1 Preferred Stock into Common Stock

As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of Common Stock upon the conversion of the Series B Preferred Stock or Series B-1 Preferred Stock. The adjusted tax basis of Common Stock received on conversion will equal the adjusted tax basis of the Series B Preferred Stock or Series B-1 Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional Common Stock exchanged for cash, as described below), and the holding period of such Common Stock received on conversion will generally include the period during which the converted Series B Preferred Stock or Series B-1 Preferred Stock was held prior to conversion. Cash received in lieu of a fractional share of Common Stock will generally be treated as a payment in a taxable exchange for such fractional share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share. Any cash received attributable to any declared and unpaid dividends on the Series B Preferred Stock or Series B-1 Preferred Stock will be treated as described above under “—U.S. Holders—Dividends.”

Adjustment of Conversion Rate

The conversion rate of the Series B Preferred Stock or Series B-1 Preferred Stock is subject to adjustment under certain circumstances. United States Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series B Preferred Stock or Series B-1 Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “—U.S. Holders—Dividends,” if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of the U.S. holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of Common Stock will generally give rise to a deemed taxable dividend to the holders of the Series B Preferred Stock or Series B-1 Preferred Stock to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Series B Preferred Stock or Series B-1 Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our Common Stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the Series B Preferred Stock or Series B-1 Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Warrants

As a general rule, a U.S. holder will not recognize gain or loss upon the exercise of the BP Holdco Warrants or Transferee Warrants for cash. The adjusted tax basis of the Common Stock received on exercise will equal the adjusted tax basis in such holder’s BP Holdco Warrants or Transferee Warrants, plus the exercise price of the BP Holdco Warrants or Transferee Warrants, and reduced by the portion of adjusted tax basis and exercise price allocated to any fractional share of Common Stock exchanged for cash, as described below. The holding period for the Common Stock purchased pursuant to the exercise of the BP Holdco Warrants or Transferee Warrants for cash will begin on the day following the date of exercise and will not include the period that the holder held the BP Holdco Warrants or Transferee Warrants. Cash received in lieu of a fractional share of Common Stock will generally be treated as a payment in a taxable exchange for such fractional share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of Common Stock adjusted tax basis allocated to the fractional share.

Upon the net-exercise of the BP Holdco Warrants or Transferee Warrants, a holder generally will not recognize gain or loss, except for cash received in lieu of a fractional share of Common Stock. The adjusted tax basis of the Common Stock received will equal the adjusted tax basis in such holder’s BP Holdco Warrants or Transferee Warrants (reduced by the portion of adjusted tax basis allocated to any fractional share of Common Stock exchanged for cash, as described below), and the holding period of such Common Stock received on such net-exercise generally will include the period during which such BP Holdco Warrants or Transferee Warrants were held prior to the net-exercise. Cash received in lieu of a fractional share of Common Stock will be treated as described above in the case of an exercise for cash.

Upon a sale or other disposition (other than exercise) of the BP Holdco Warrants or Transferee Warrants, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the BP Holdco Warrants or Transferee Warrants. Such a gain or loss will be long-term if the holding period is more than one year. In the event that the BP Holdco Warrants or Transferee Warrants lapse unexercised, a holder will recognize a capital loss in an amount equal to its tax basis in the BP Holdco Warrants or Transferee Warrants. Such loss will be long-term if the BP Holdco Warrants or Transferee Warrant have been held for more than one year.

Under Section 305 of the Code, a U.S. holder may be deemed to have received a constructive distribution from us (which may result in the inclusion of ordinary dividend income) in the event of certain adjustments, or the failure to make certain adjustments, to the number of shares of Common Stock to be issued upon exercise of a BP Holdco Warrant or Transferee Warrant or to the exercise price of the BP Holdco Warrant or Transferee Warrant. See “—U.S. Holders—Adjustment of Conversion Rate” above.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of the Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock and the proceeds from the sale, exchange or other disposition of the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or the Transferee Warrants that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient. A backup withholding tax may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Dividends

Dividends (including distributions in the form of our Common Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock taxable as dividends and any constructive distributions taxable as dividends) paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or the Transferee Warrants are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition

Any gain realized on the disposition of the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or Transferee Warrants generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Conversion of the Series B Preferred Stock or Series B-1 Preferred Stock into Common Stock

Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of Common Stock upon the conversion of the Series B Preferred Stock or Series B-1 Preferred Stock, except with respect to any cash received in lieu of a fractional share of Common Stock that is taxable as described above under “—Non-U.S. Holders—Sale or Other Disposition.”

Federal Estate Tax

The Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, and potentially the BP Holdco Warrants and the Transferee Warrants owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Common Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the BP Holdco Warrants or Transferee Warrants within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

In addition, newly enacted legislation imposes withholding taxes on certain types of payments made after December 31, 2012 to foreign financial institutions and certain other non-U.S. entities. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of our Common Stock, Series B Preferred Stock or Series B-1 Preferred Stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S. holders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our Common Stock, the Series B Preferred Stock or Series B-1 Preferred Stock, as well as the status of any other legislative proposals that may pertain to ownership and disposition of an investment in the Company.

SELLING SECURITYHOLDERS

The Securities were initially sold in two separate private placements that were exempt from registration pursuant to Section 4(2) of the Securities Act.

BP Holdco, an affiliate of The Carlyle Group, purchased shares of Series A Non-Cumulative Mandatorily Convertible Preferred Stock (the “Series A Preferred Stock”) and shares of Series B Preferred Stock for approximately $75 million pursuant to an investment agreement dated July 22, 2008. The Series A Preferred Stock automatically converted on October 1, 2008 into 6,346,572 shares of Common Stock. The Series B Preferred Stock is convertible into 7,261,091 shares of Common Stock at a conversion price of $5.52 per share, subject to customary anti-dilution adjustments. BP Holdco is entitled to exchange shares of Series B Preferred Stock for shares of Series B-1 Preferred Stock, which eliminate certain conversion and antidilution adjustment limitations, in order to facilitate resales of the Series B Preferred Stock by BP Holdco. In connection with the investment, BP Holdco received the BP Holdco Warrants, which are exercisable for 5,443,065 shares of Common Stock at an exercise price of $6.62 per share (subject to adjustment). BP Holdco cannot convert the Series B Preferred Stock or exercise BP Holdco Warrants if as a result it would own, in the aggregate, greater than 9.99% of the Company’s outstanding shares of Common Stock. Pursuant to BP Holdco’s investment, we appointed John Morton, III, to the Company’s Board of Directors as BP Holdco’s representative. BP Holdco will be entitled to maintain a representative on the Company’s Board of Directors for so long as it beneficially owns not less than 5% of the Company’s outstanding shares of Common Stock. Of the BP Holdco Warrants granted to BP Holdco, BP Holdco, in consideration for Mr. Morton agreeing to act as BP Holdco’s representative on the Company’s Board of Directors, granted and assigned to Mr. Morton warrants to purchase 59,174 shares of Common Stock at an exercise price of $8.90, which was the fair market value of our Common Stock on the date of the grant. The selling stockholders are entitled to exchange the BP Holdco Warrants for the Transferee Warrants, which eliminate certain exercise and antidilution adjustment limitations, in order to facilitate resale of the BP Holdco Warrants by the selling stockholders.

BP Holdco purchased 1,084,450 shares of Common Stock pursuant to an investment agreement dated June 18, 2010.

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Securities listed below. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the amount of Securities that each selling securityholder may offer pursuant to this prospectus. However, the number of shares of Common Stock into which the Series B Preferred Stock, the Series B-1 Preferred Stock and the Warrants are initially convertible or exercisable, as the case may be, is subject to adjustment, including adjustment resulting from certain corporate transactions. See “Description of the BP Holdco Warrants—Adjustments” and “Description of the Transferee Warrants—Adjustments.”

Because the selling securityholders are not obligated to sell the Securities, we cannot estimate the amount of the Securities that the selling securityholders will hold upon consummation of any such sales. For purposes of the following table, we have assumed the sale of all the Securities.

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Class	Number of Shares of Preferred Stock that May Be Sold Pursuant to the Prospectus		Number of Warrants that May Be Sold Pursuant to the Prospectus	Number of Shares of Common Stock that May Be Sold Pursuant to the Prospectus		Number of Shares of Common Stock Owned After Completion of Offering (1)
BP Holdco (2)	7,431,022	9.74%	401 shares of Series B Preferred Stock		Warrants to purchase 5,383,891 shares of Common Stock	20,076,004		—

			401 shares of Series B- 1 Preferred Stock		Transferee Warrants to purchase 5,383,891 shares of Common Stock

John Morton, III	23,047	*	—		Warrants to purchase 59,174 shares of Common Stock	59,174			*

					Transferee Warrants to purchase 59,174 shares of Common Stock

Total	7,454,069	9.77%	401	(3)		20,135,178	(4)	—

*	Represents less that 1% of the shares of Common Stock outstanding.

(1)	Assumes sale of all the Securities offered hereby, although selling securityholders are not obligated to sell any of the Securities.
(2)	DBD Cayman, Ltd. is the general partner of TCG Holdings Cayman II, L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services L.P., which is the general partner of BP Holdco, L.P. Accordingly, each of DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., Carlyle Financial Services, Ltd. and TCG Financial Services L.P. may be deemed to be a beneficial owner of shares of Common Stock owned by BP Holdco, L.P. DBD Cayman, Ltd. is controlled by its three-person board of directors, and all board action relating to the voting or disposition of the shares of Common Stock referred to herein requires the approval of a majority of the board. The members of the board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, each of whom disclaims beneficial ownership of the shares of Common Stock referred to herein. Carlyle Financial Services, Ltd. is controlled by its four-person board of directors, and all board action relating to the voting or disposition of the shares of Common Stock referred to herein requires the approval of a majority of the board. The members of the board are William E. Conway, Jr., Daniel A. D’Aniello, David Rubenstein and Glenn Youngkin, each of whom disclaims beneficial ownership of the shares of Common Stock referred to herein.
(3)	The aggregate number of Series B Preferred Stock and Series B-1 Preferred Stock outstanding at any time shall not exceed 401 shares.
(4)	The aggregate number of BP Holdco Warrants and Transferee Warrants outstanding at any time shall not exceed 5,443,065 warrants.

None of the selling securityholders are, or is an affiliate of, a registered broker-dealer.

PLAN OF DISTRIBUTION

The selling securityholders (including their transferees, donees or pledgees) or their successors may offer and sell the Securities from time to time directly or through underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for any underwriting discounts or commissions or agent’s commissions and their professional fees. The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

•	on any national securities exchange or U.S. interdealer system of a registered national securities association on which the Securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on a national securities exchange or U.S. interdealer system of a registered national securities association or in the over-the-counter market;

•	through the settlement of short sales;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

In connection with the sales of the Securities, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered Securities, short and deliver the Securities to close out such short positions, or loan or pledge the Securities to broker-dealers that in turn may sell such Securities. The selling securityholders also may transfer, donate and pledge offered Securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any of the Securities through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the Securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of Securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the Securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the Securities. Selling securityholders may decide to sell all or a portion of the Securities offered by them pursuant to this prospectus or may decide not to sell any of the Securities under this prospectus. In addition, any selling securityholder may transfer, devise or give the Securities by other means not described in this prospectus. Any Securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the Securities may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the Securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the Securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of Securities to engage in market-making activities with respect to the particular Securities being distributed. All of the above may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

Under the securities laws of certain states, the Securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless the Securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We originally sold the Series A Preferred Stock (which automatically converted on October 1, 2008 into 6,346,572 shares of Common Stock), the Series B Preferred Stock and the BP Holdco Warrants to BP Holdco in a private placement pursuant to an investment agreement dated July 22, 2008. We originally sold 1,084,450 shares of Common Stock to BP Holdco in a private placement pursuant to an investment agreement dated June 18, 2010.

LEGAL MATTERS

The validity of the Securities will be passed upon for us by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of Boston Private Financial Holdings, Inc. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP (“KPMG”) and Hacker, Johnson & Smith PA, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

In KPMG’s report dated March 12, 2010 with respect to the consolidated financial statements described above, it is noted that KPMG did not audit the 2007 financial statements of Gibraltar Private Bank & Trust Company, a then wholly owned subsidiary of the Company. These statements were audited by Hacker, Johnson and Smith PA. KPMG’s report dated March 12, 2010 also contains an explanatory paragraph that states the Company has changed its method of accounting for noncontrolling interests to comply with new accounting standards adopted by the Financial Accounting Standards Board.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 000-17089. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), (1) on or after the date of filing of the registration containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the Securities registered hereunder have been sold or this registration statement has been withdrawn shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents:

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 7, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 5, 2010;

•

Current Reports on Form 8-K filed on January 13, 2010; January 22, 2010; April 30, 2010; June 8, 2010; June 16, 2010; June 21, 2010; August 2, 2010; September 9, 2010; September 23, 2010; October 14, 2010; October 27, 2010; November 24, 2010 and December 15, 2010;

•	Portions of our Proxy Statement filed on April 2, 2010 that have been incorporated by reference into our Annual Report on Form 10-K; and

•	The description of our Common Stock contained in our registration statement on Form 8-A, filed on July 27, 1988, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Corporate Secretary. Our telephone number is (617) 912-1900. You may also obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address described below.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the offer and sale of the Securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement, including the accompanying exhibits included or incorporated by reference therein, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.bostonprivate.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus.

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Common Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock that has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Corporate Secretary.

3,900,000 Shares

Boston Private Financial Holdings, Inc.

COMMON STOCK

Book-Running Manager

Citigroup

Co-Manager

Sandler O’Neill + Partners, L.P.